Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements filed on Form S-8 (File Nos. 333-51568, 333-51564, 333-51536, 333-44830, 333-127433, 333-127432 and 333-127431) pertaining to the 2001 Employee Stock Purchase Plan, Deferred Compensation Plan, Stock Incentive Plan, for Deluxe Conversion Awards, the 2000 Stock Incentive Plan (as amended), the 2005 Deferred Compensation Plan, Non-Employee Directors Deferred Compensation Program and the 2005 Special Supplemental Employment Inducement Plan, respectively, by eFunds Corporation of our report dated April 15, 2005, with respect to the consolidated financial statements of Wildcard Systems, Inc. and subsidiaries for the years ended December 31, 2004 and 2003, included in the eFunds Corporation Form 8-K/A filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Certified Public Accountants
Fort Lauderdale, Florida
September 12, 2005